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                                                                      EXHIBIT 12


The AES Corporation And Subsidiaries

Statement of Computation of Ratio of Earnings to Fixed Charges
(In millions, unaudited)

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                                                            1996         1997        1998       1999      2000
Actual:
COMPUTATION OF EARNINGS:
Income from continuing operations
    Before income taxes                                     $207         $284        $546       $420     $1,019
Adjustment for undistributed equity
    Earnings, net of distributions                          (34)         (78)        (107)       72         375
Depreciation of previously capitalized interest              4             4           6          6           8
Fixed Charges                                               171           311         564        783      1,560
Less:
    Capitalized interest                                    (27)         (67)        (79)       (104)      (207)
    Preference security dividends
       of consolidated subsidiary                            -             -           -         (1)         (3)
    Minority interest in pre-tax income of
       subsidiaries  that have not incurred fixed
       charges                                               -             -           -         (2)        (31)
                                                        ----------------------------------------------------------

Earnings                                                    $321         $454        $930      $1,174    $2,721
                                                        ----------------------------------------------------------

COMPUTATION OF FIXED CHARGES:
Interest expense and amortization of issuance costs         $144         $244        $485       $640     $1,296
Capitalized Interest                                         27           67          79         104        207
Preference security dividends of consolidated                -             -           -          1           3
subsidiary
Estimate of interest expense within rental expense           -             -           -         38          54
                                                        ----------------------------------------------------------
                                                        ----------------------------------------------------------

Fixed Charges                                               $171         $311        $564       $783     $1,560
                                                        ----------------------------------------------------------
                                                        ----------------------------------------------------------
Ratio of earnings to fixed charges                         1.88x         1.46x       1.65x    1.50x        1.74x
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